Exhibit 99.1

NOBLE POSTS THIRD QUARTER 2006 DILUTED EPS OF $0.17

WARREN, MI – OCTOBER 26, 2006 - Noble International, Ltd. (NASDAQ: NOBL) (“Noble” or the “Company”) posted earnings of $2.4 million, or $0.17 per diluted share, for the third quarter ended September 30, 2006. In the third quarter of 2005, Noble reported earnings of $1.5 million, or $0.11 per diluted share. Net income for the first nine months of 2006 was $10.0 million, or $0.71 per diluted share, versus $9.1 million, or $0.65 per diluted share, a year ago.

THIRD QUARTER RESULTS

Revenue in the third quarter of 2006 increased 4.6% to $93.2 million compared to $89.1 million last year. Production of newer laser welding programs and the resolution of $1.6 million of commercial matters generated the increase in revenue in the third quarter of 2006, although revenue growth was substantially reduced by the effects of production cutbacks and extended plant shutdowns during the quarter.

Gross margin for the third quarter of 2006 was unchanged from a year ago at $8.0 million. Gross margin as a percentage of sales for the third quarter of 2006 was 8.5% compared to 9.0% in the third quarter of 2005. The gross margin percentage declined due to widespread production cuts by most of Noble’s customers, partially offset by the aforementioned resolution of commercial matters.

Selling, general and administrative expense (“SGA”) decreased to $4.1 million in the third quarter of 2006 from $4.2 million in the third quarter of 2005. SGA decreased as a percentage of sales to 4.4% from 4.7% year over year due to the addition of revenue from three new or expanded production facilities. During the third quarter of 2005, Noble was incurring substantial costs to staff and equip its new facilities. For 2006 overall, management expects SGA expense to be consistent with 2005 levels as a percentage of sales.

Operating profit increased to $3.9 million in the third quarter of 2006 from $3.8 million a year ago. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) in the third quarter of 2006 totaled $7.1 million versus $7.0 million in the year-ago third quarter. Net interest and other income for the third quarter of 2006 was $0.3 million compared to expense of $2.0 million last year, which included impairment charges of $2.1 million.

Pre-tax income for the third quarter of 2006 was $4.2 million versus $1.8 million in the year-ago third quarter. Income tax expense for the third quarter of 2006 was $1.2 million versus $0.3 million in the third quarter of 2005.

NINE- MONTH RESULTS

Revenue in the first nine months 2006 totaled $303.2 million, up 13.4% from $267.4 million a year ago. Revenue growth came from the addition of three new production facilities, new laser welding programs and the ramp-up of programs that entered production in late 2005, offset by customer production cutbacks during the third quarter of 2006.

Gross margin for the first nine months of 2006 was $29.9 million versus $27.7 million last year. The gross margin as a percentage of sales declined to 9.8% from 10.3% in the first nine months of 2005. The decline in gross margin percentage was due primarily to lower customer production during the third quarter of 2006, plus the impact of some customer delays in launching new vehicle programs for which Noble supplies laser-welded blanks (“LWBs”). Also contributing to the gross margin decline as a percentage of sales during the first nine months of 2006 was the revenue mix shift toward larger LWBs with greater steel content as a percentage of total revenue.

SGA expense increased to $13.3 million for the first nine months of 2006, up from $11.0 million last year. The increase was due to growth in the Company’s business, staffing and associated expense from the addition of new production facilities early in the year, as well as higher research and development spending. As a percentage of sales, SGA expense for the first nine months of 2006 increased to 4.4% compared to 4.1% a year ago.

Operating income declined slightly to $16.5 million in the first nine months of 2006 from $16.7 million a year ago. EBITDA for the first nine months of 2006 was $24.4 million versus $25.6 million in 2005. Net Interest and Other expense for the first nine months of 2006 was $0.8 million, down from $2.8 million a year ago.

Pre-tax income for the first nine months of 2006 was $15.7 million versus $13.8 million a year ago. Income tax expense for the first nine months of 2006 was $5.0 million versus $4.7 million a year ago.

MANAGEMENT COMMENTARY AND GUIDANCE

Thomas L. Saeli, Noble’s Chief Executive Officer, commented, “Noble’s business continued to grow during the third quarter although results for the quarter reflected the impact of customer production cutbacks as automakers struggled to reduce vehicle inventories in the face of higher fuel prices and interest rates, as well as a more sluggish economic environment. Despite these challenges, Noble posted modest growth in revenue and income.

During the third quarter of 2006, our new facility in Adelaide, Australia began to hit its stride, as it launched new programs early in the quarter. We launched a few more programs during the quarter, but the incremental volume wasn’t enough to offset the margin pressures of widespread production cuts by most of our customers. Now that fuel prices have moderated, automakers’ inventories have been reduced and vehicle demand seems to be recovering, we see an improving outlook for the rest of the year.

Mr. Saeli continued his comments, “For 2007, we expect customer build schedules to return to normal as inventories should be worked down. In addition, we are launching new programs during the year, including our first laser-welded structural tube along with other work. We also expect a strong contribution from our recent acquisition of Pullman Industries, which we expect to result in new products to take to our customers. We believe Noble’s performance during the third quarter was positive, especially compared to most suppliers in the auto sector. All of us look forward to accelerating our momentum in 2007 as volume increases and we gain benefits from the Pullman acquisition.”

FINANCIAL GUIDANCE

Management reiterated its guidance for 2006 for revenue of $440 – 450 million. We project EBITDA of approximately $37 million and diluted EPS of $0.90 to $0.95.

For 2007, management expects total revenue of approximately $690 million based on projected North American light vehicle production of 15.8 million units. EBITDA is projected at approximately $75 million with diluted EPS of $1.50.

USE OF NON-GAAP FINANCIAL INFORMATION

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included throughout this news release, the Company has provided information regarding “EBITDA” (a non-GAAP financial measure). EBITDA represents earnings from continuing operations before income tax, plus interest expense, depreciation, amortization, and other non-cash charges.

EBITDA is not presented as, and should not be considered an alternative measure of operating results or cash flows from operations (as determined in accordance with generally accepted accounting principles), but is presented because it is a widely accepted financial indicator of a company’s ability to incur and service debt. While widely used, EBITDA is not identically calculated by companies presenting EBITDA and is not necessarily an accurate means of comparison and may not be comparable to similarly titled measures disclosed by other companies.

Management believes that EBITDA is useful to both management and investors in their analysis of the Company’s ability to service and repay its debt. Further, management uses EBITDA for planning and forecasting in future periods. For a reconciliation of EBITDA to earnings before income taxes, see the attached financial information and supplemental data.

SAFE HARBOR STATEMENT

Noble International, Ltd. is a leading supplier of automotive parts, component assemblies and value-added services to the automotive industry. As an automotive supplier, Noble provides design, engineering, manufacturing, complete program management and other services to the automotive market. Noble delivers integrated component solutions, technological leadership and product innovation to original equipment manufacturers (OEMs) and Tier I automotive parts suppliers thereby helping its customers increase their productivity while controlling costs.

Certain statements made by Noble International, Ltd. in this presentation and other periodic oral and written statements, including filings with the Securities and Exchange Commission, are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, as well as statements which address operating performance, events or developments that we believe or expect to occur in the future, including those that discuss strategies, goals, outlook or other non-historical matters, or which relate to future sales or earnings expectations, cost savings, awarded sales, volume growth, earnings or a general belief in our expectations of future operating results, are forward-looking statements. The forward-looking statements are made on the basis of management’s assumptions and estimations. As a result, there can be no guarantee or assurance that these assumptions and expectations will in fact occur. The forward-looking statements are subject to risks and uncertainties that may cause actual results to materially differ from those contained in the statements. Some, but not all of the risks, include our ability to obtain future sales; our ability to successfully integrate acquisitions; changes in worldwide economic and political conditions, including adverse effects from terrorism or related hostilities including increased costs, reduced production or other factors; costs related to legal and administrative matters; our ability to realize cost savings expected to offset price concessions; inefficiencies related to production and product launches that are greater than anticipated; changes in technology and technological risks; increased fuel costs; work stoppages and strikes at our facilities and that of our customers; the presence of downturns in customer markets where the Company’s goods and services are sold; financial and business downturns of our customers or vendors; and other factors, uncertainties, challenges, and risks detailed in Noble’s public filings with the Securities and Exchange Commission. Noble does not intend or undertake any obligation to update any forward looking statements. For more information see www.nobleintl.com.

For more information contact:

Greg L. Salchow

Noble International, Ltd.

(586) 751-5600

NOBLE INTERNATIONAL, LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except share and per share data)

	Three Months Ended September		Nine Months Ended September 30
	2006	2005	2006	2005
Net sales	$93,170	$89,099	$303,161	$267,445
Cost of sales	85,219	81,105	273,300	239,781

Gross margin	7,951	7,994	29,861	27,664
Selling, general and administrative expenses	4,072	4,217	13,327	10,994

Operating profit	3,879	3,777	16,534	16,670
Interest income	364	165	1,013	407
Interest expense	(702)	(751)	(2,159)	(2,138)
Impairment charges	—	(2,060)	—	(2,240)
Other, net	628	684	319	1,137

Earnings before income taxes	4,169	1,815	15,707	13,836
Income tax expense	1,234	295	5,046	4,716

Earnings before minority interest	2,935	1,520	10,661	9,120
Minority interest	(488)	—	(667)	—

Net earnings	$2,447	$1,520	$9,994	$9,120

Basic earnings per share	$0.17	$0.11	$0.71	$0.65

Diluted earnings per share	$0.17	$0.11	$0.71	$0.65

Dividends declared and paid per share	$0.08	$0.07	$0.23	$0.13

Basic weighted average shares outstanding	14,088,836	13,964,642	14,065,155	13,927,521
Diluted weighted average shares outstanding	14,117,256	14,068,010	14,102,138	14,038,494

Reconciliation of EBITDA to Earnings before Income Taxes

Earnings before income taxes	$4,169	$1,815	$15,707	$13,836
Depreciation	2,513	2,531	7,392	7,611
Amortization	63	52	190	155
Impairment charges	—	2,060	—	2,240
Net interest expense	338	586	1,146	1,731

EBITDA	$7,083	$7,044	$24,435	$25,573

NOBLE INTERNATIONAL, LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	Unaudited September 30 2006	December 31 2005
ASSETS
Current Assets:
Cash and cash equivalents	$10,696	$21,978
Accounts receivable trade, net	89,804	78,659
Inventories, net	30,244	21,952
Other current assets	5,772	5,044

Total Current Assets	136,516	127,633
Property, Plant & Equipment, net	58,785	57,253
Other Assets:
Goodwill	21,121	20,972
Other intangible assets, net	2,184	2,303
Other assets, net	653	1,158

Total Other Assets	23,958	24,433

Total Assets	$219,259	$209,319

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$76,856	$69,797
Accrued liabilities	5,633	5,853
Income taxes payable	1,583	666
Current maturities of long-term debt	2	10

Total Current Liabilities	84,074	76,326

Long-Term Liabilities:
Convertible subordinated debentures, net of discount	32,206	39,094
Long-term debt, excluding current maturities	2,649	2,176
Deferred income taxes	5,052	5,308
Other long-term liabilities	79	—

Total Long-Term Liabilities	39,986	46,578
Minority interest	4,218	3,551

Stockholders’ Equity
Common stock	9	9
Additional paid-in capital	55,724	54,988
Retained earnings	32,349	25,551
Accumulated other comprehensive income, net	2,899	2,316

Total Stockholders’ Equity	90,981	82,864

Total Liabilities & Stockholders’ Equity	$219,259	$209,319